SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14 (a)
              of the Security Exchange Act of 1934
                     (Amendment No.        )

Filed by the Registrant    [X ]
Filed by a Party other than the Registrant   [   ]

Check the appropriate box:
 [X] Preliminary Proxy Statement
 [   ]    Definitive Proxy Statement
 [   ]    Definitive Additional Materials
 [   ]    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           Circuit Research Labs, Inc.
              (Name of Registrant as Specified In Its Charter)

                          Dennis L. Drew
                    Name of Person Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):  N/A
 [   ] $125 per Exchange Act rules 0-11(c)(1)(ii), 14a- 6(i)(1), or 14a6(j) (2).
 [   ] $500  per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
 [   ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.
          1)  Title of each class of securities to which transaction applies:
                N/A
          2)  Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          4)  Proposed maximum aggregate value of transaction:

 [   ]    Check box if any part of the fee is offset as provided
          by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)  Amount Previous Paid:

          2)  Form, Schedule or Registration Statement No.:

          3)  Filing Party:

          4)  Date Filed:


                                        Mailed to Shareholders on
                                          or about April 26, 1999



                   CIRCUIT RESEARCH LABS, INC.

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD
                          MAY 11, 1999

 To Our Shareholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of CIRCUIT RESEARCH LABS, INC., an Arizona corporation, will be held on May 11, 1999 at 2:00 o'clock p.m., Mountain Standard Time, at the offices of Circuit Research Labs,
Inc., 2522 West Geneva Drive, Tempe, Arizona 85282 for the following purposes:

     1. To elect a board of three (3) directors to serve for the coming year and until their successors are elected; and

     2. To approve or disapprove the dissolution and liquidation of the Company; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. However, only those shares which are represented at the meeting personally by the holder or by proxy may vote. To assure your representation at the meeting, please mark, date, sign and return the enclosed proxy card as promptly as possible in the envelope provided. You may attend the meeting, revoke your proxy and vote in person even if you have returned a proxy.

                                             Sincerely,

                                             Dennis L. Drew,
                                             Secretary
Tempe, Arizona
April 26, 1999



                   CIRCUIT RESEARCH LABS, INC.
                     2522 WEST GENEVA DRIVE
                      TEMPE, ARIZONA 85282


                         PROXY STATEMENT

The enclosed Proxy is solicited on behalf of CIRCUIT RESEARCH LABS, INC. (the Company) for use at its Annual Meeting of Shareholders to be held on May 11, 1999, at 2:00 p.m., Mountain Standard Time, or at any adjournment thereof. The purposes of the meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held in the offices of Circuit Research Labs, Inc., 2522 West Geneva Drive, Tempe, Arizona 85282. The Company will bear the cost of this solicitation.

Shareholders may revoke any proxy given pursuant to this solicitation by: (a) delivering a written notice of revocation to Dennis L. Drew, Secretary, Circuit Research Labs, Inc., 2522 West Geneva Drive, Tempe, Arizona 85282; or (b) a duly executed proxy bearing a later date; or (c) attending the meeting and voting in person.

Outstanding Shares and Voting Rights

As of the close of business on March 31, 1999, the Company had outstanding 410,182 shares of common stock with $.10 per share par value, each of which is entitled to one vote at all meetings of stockholders, other than the election of directors. (see "Cumulative Voting Rights"). Only holders of record of Common Stock at the close of business on March 31, 1999 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

In determining whether a quorum exists at the meeting, all shares represented in person or proxy will be counted. Presence of holders of a majority of the outstanding stock shall constitute a quorum. Votes will be tabulated by inspectors. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Cumulative Voting Rights

Each member present either in person or by proxy at the Annual Meeting will have cumulative voting rights with respect to the election of directors; that is the shareholder will have an aggregate number of votes in the election of directors equal to the number of directors to be elected multiplied by the number of shares of Common Stock of the Company held by such shareholder on the record date. The resulting aggregate number of votes may be cast by the shareholder for the election of any single nominee, or the shareholder may distribute such votes among any number of all the nominees. The three nominees receiving the highest number of votes will be elected to the Board of Directors. The cumulative voting rights may be exercised in person or by proxy and there are no conditions precedent to the exercise of such rights.

                           PROPOSAL 1

                      ELECTION OF DIRECTORS

                            Nominees

A board of three directors is to be elected at the meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's nominees named below, each of whom is a current director of the Company. If any of the Company's nominees is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them according to the cumulative voting rules to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

     Names of the nominees of the Company, together with certain information about them is set forth below.

                            Director
Name               Age       Since          Position in the Company

Gary D. Clarkson    46        1978          Chief Executive Officer,
                                            President and Chairman

Erle M. Constable   80        1983          Assistant Treasurer and
                                            Director

Carl E. Matthusen   55        1988          Director

Gary D. Clarkson In January 1998, following the death of Mr. Ronald R. Jones, Mr. Clarkson was elected to the positions of Chief Executive Officer, President and Chairman. Mr. Clarkson had been Secretary and a director of the Company since its incorporation and was elected Treasurer in July 1992. Mr. Clarkson founded Circuit Research Labs with Mr. Jones in 1974, and has devoted substantially all of his business efforts to the Company's business since that time. He has been a design engineer for Circuit Research Labs from 1974 to present. He holds an associate degree in electronics engineering technology from DeVry Institute of Technology, Phoenix, Arizona. Mr. Clarkson served as assistant and chief engineer at many radio stations from 1971 until 1978. Mr. Clarkson is Treasurer and a director of CRL International, Inc., the Company's wholly owned foreign sales corporation.

Erle M. Constable has served as a director of the Company since 1983 and Treasurer from January 1987 to November 1988 when he reduced his activity to Assistant Treasurer. In 1983, Mr. Constable retired from Dynalectron Corporation (now DYNCORP), then a publicly-held diversified technical services company where he served as Vice President of Finance and Corporate Development. He was employed by Dynalectron in 1973, and was in charge of an acquisition program which merged 15 companies into Dynalectron. Prior to joining Dynalectron, Mr. Constable worked for Fairchild Industries, Lockheed Aircraft Corporation, Glenn L. Martin Company and Trans World Airlines. He holds undergraduate and masters degrees in business administration received in 1939 and 1940 from the University of Nebraska. Periodically, Mr. Constable acts as a consultant to the Company and receives an hourly consulting fee for his services. Mr. Constable is a director of CRL International, Inc., the Company's wholly owned foreign sales corporation.

Carl E. Matthusen became a member of the Board of Directors in February 1988. Mr. Matthusen has been in the broadcast industry since 1963 serving in various capacities at seven radio broadcast stations in Arizona, Wisconsin, Minnesota and Virginia. Since 1978, he has been General Manager of KJZZ/Sun Sounds operated by the Mesa Community College in Mesa, Arizona. In addition, he is a guest lecturer at Mesa Community College, Phoenix College and Arizona State University as well as a consultant to Arizona Western Community College and the Arizona Commission on post-secondary education. Mr. Matthusen also served as Chairman of the Board of Directors of the National Public Radio Network, from 1992 to 1996, where he had been a director from 1990 to 1996.



                    OTHER EXECUTIVE OFFICERS

Name                     Age            Position

Dennis L. Drew           53             Vice President Operations,
                                        Secretary/Treasurer

Dennis L. Drew was appointed Secretary/Treasurer in January 1998. Mr. Drew joined the Company in 1993 as Controller. In 1994, he was appointed to the positions of Vice President of Operations, and Assistant Secretary/Treasurer. Before joining the Company, Mr. Drew spent three years as a Project Manager for Computer Cable Specialists. Prior to Computer Cable Specialists, Mr. Drew held several senior financial management positions with companies in the computer leasing industry. These positions covered a wide range of responsibilities including implementing computerized internal controls to negotiating contracts and loan agreements. Mr. Drew has an MBA from Arizona State University.

                           PROPOSAL 2

                 APPROVAL OR DISAPPROVAL OF THE
                         DISSOLUTION OF
                   CIRCUIT RESEARCH LABS, INC.

Background.

      The Board of Directors met on March 8, 1999 to consider and adopt a proposal to dissolve the Company. The Board unanimously approved a resolution to propose dissolution for submission to the stockholders. The reasons for the Board's actions are discussed below, along with discussion of the effects on the Company and stockholders if the proposal to dissolve is approved by the stockholders.

      The proposal to dissolve is that the Company be dissolved pursuant to applicable provisions of the Arizona General Corporation Law, that after providing for discharge of its liabilities it distribute its remaining assets (which shall consist solely of cash) to its stockholders, and that it wind up and liquidate its business and affairs; provided, that dissolution may be revoked within the time permitted under applicable law for revocation by the Board of Directors alone, without stockholder action relating to such revocation.

      In January 1999, the Company announced that it would seek buyers for its business. The principal reason for this step was the Company's need for significant additional capital to (1) develop a new generation of products, including digital products to replace its analog products, and (2) fund the high costs of marketing and selling its products. These costs have been a fundamental reason that the Company has had losses in six of its last seven years.

      After the announcement, the Company did not receive a bona fide offer relating to any type of transaction. The Board of Directors and the Company's officers have had general discussions with several parties concerning potential transactions, but to date no definitive credible offer has been received relating to a potential transaction. Notwithstanding its proposal that the Company dissolve, the Board intends to continue to consider and evaluate any credible proposals that it may receive and will consider transactions that, if consummated, would not involve the dissolution of the Company. Under Arizona law, which governs dissolution of the Company, dissolution may be revoked by the Board of Directors at any time up to 120 days after its effective date. Revocation may be effected without stockholder action if the stockholders' authorization permitted revocation by action of the Board of Directors alone. The dissolution proposal before you, if approved by the stockholders, permits the Board to revoke dissolution without any further action by the stockholders.

      The Board considered several alternatives to dissolution, including (1) continuing operations while attempting to raise sufficient capital to sustain efforts to develop new products and to produce and market new products, and (2) ceasing active operations and selling the Company's remaining inventories, followed by a cash dividend to stockholders and maintaining the corporation as a public company shell that someone may wish to acquire. The Board rejected the first alternative primarily because it determined that the likelihood was remote that the
Company could successfully attract significant amounts of new capital. The Board rejected the second alternative because a dividend payment may be ordinary income to stockholders, and the costs associated with maintaining the Company as a shell corporation would be too great.

What is Dissolution?

      Dissolution is, in essence, the winding up and ending of a corporation's existence.

      Under Arizona law, the Board of Directors must propose dissolution for submission to the stockholders for approval. The proposal to dissolve, to be adopted, must be approved by a majority of the shares of the Company's common stock outstanding.

      If dissolution is approved by the stockholders, the Company may be dissolved by delivering articles of dissolution to the Arizona Corporation Commission, together with the filing fee. After filing, dissolution would be effective on the date the Arizona Corporation Commission is notified by the Arizona Department of Revenue that all corporate and other taxes have been paid.

     A dissolved corporation continues to exist but can not carry on any business, except that it can collect and dispose of its assets, discharge its liabilities, distribute its remaining assets to its stockholders and do any other act necessary to wind up and liquidate its business and affairs.

Potential Stockholder Liability After Dissolution.

      Claims against a dissolved corporation may be enforced against the corporation. Once assets have been distributed in liquidation, claims can be enforced against stockholders to the extent of each stockholder's pro rata share of the assets distributed to him in liquidation. A stockholder's liability for all claims cannot exceed the total amount of all assets distributed to him. This means that if the Company is dissolved and distributes its remaining cash to its stockholders, a claimant against the corporation can seek to recover on the claim by proceeding directly against one or more stockholders. If the claimant were successful, the stockholders would have to pay to the claimant up to as much as the stockholder received in the corporation's liquidating dissolution.

Potential Liquidation Value.

      The amount that will be available for distribution to the Companys stockholders will depend primarily upon amount of expenses that the Company will incur prior the time of dissolution, the amount the Company realizes in disposing of its assets, and the amounts the Company spends settling any claims that may be made against it before the effective date of dissolution.. At this point, the Company can not predict the amount that may be available for distribution, either on an aggregate or per share basis. On the date of this proxy statement, the Company knows of no holders of claims against the Company, but employees, stockholders, customers, tax authorities and others could make claims which, if successful, would decrease the amount available for a liquidating distribution. The costs of investigating and defending any claims, even if the claim was determined to have no merit, would also decrease the amount available for distribution. The Company owns its principal offices in Tempe, and the amount available for distribution will be materially affected by the sales price that the Company is able to negotiate for that property. The Company has begun marketing the property, but has not secured an independent appraisal of the property.

Summary of Material Federal Income Tax Consequences.

      The following is a general summary of the material federal income tax consequences of the proposed dissolution to the Company and its shareholders. The summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the IRS), and pertinent judicial authorities in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. The summary is not intended to be a complete analysis of all potential tax effects of the proposed dissolution and does not address the income tax consequences that may be relevant to stockholders who are subject to special tax treatment such as dealers, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities. In addition to the federal income tax consequences discussed below, stockholders may be subject to state and local taxes and should consult their tax advisors with respect to the state and local tax consequences of the dissolution. In addition, foreign corporations and persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the dissolution in their particular circumstances.

      The following summary assumes that the Company will be dissolved substantially in accordance with the dissolution proposal and that only cash will be distributed to the stockholders. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the dissolution, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized below.

      Tax Consequences to the Company. The Company will continue to be subject to tax on its taxable income following approval of the dissolution proposal until the dissolution is completed. The Company will realize gain or loss on the sale of all of its
assets  that  will  occur prior to the dissolution.   It  is  not
expected that there will be any material federal income tax liability at the corporate level, however, because of the net operating losses that the Company has sustained in prior years.

     Tax Consequences to the Stockholders. The stockholders will not recognize any gain or loss as a result of the Companys sale of its assets. The amount of cash received by a shareholder upon the dissolution of the Company will be treated as received in full payment in exchange for the Company stock held by the shareholder. As a result, the stockholder will realize gain or loss equal to the difference between (1) the amount of cash received, and (2) the stockholders adjusted tax basis in the Company stock. A stockholders adjusted tax basis in the Company stock will depend upon various factors, including the cost of the stock to the stockholder and the amount and nature of any distributions received with respect thereto. Any gain or loss should be capital gain or loss provided that the stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the Company stock was held by the stockholder for more than one year.

      The Company will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders at such time and in such manner as required by law.

      THE FOREGOING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PROPOSED DISSOLUTION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE DISSOLUTION UNDER THEIR PARTICULAR CIRCUMSTANCES.


       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
    VOTE FOR PROPOSAL CONCERNING DISSOLUTION OF THE COMPANY

                  BOARD MEETING AND COMMITTEES

The Board of Directors of the Company held a total of three meetings during the fiscal year ended December 31, 1998.

     The Board of Directors has an Executive Committee currently comprised of Messrs. Clarkson and Constable. The Executive Committee is empowered to act on behalf of the full Board of Directors when it is inconvenient for the full Board to meet. The Executive Committee was formed in 1983 and held no meetings in 1998.

     The Board of Directors has an Audit Committee which was comprised of Messrs. Constable and Matthusen during the year ended December 31, 1998. The Audit Committee oversees the financial reporting and disclosures prepared by Management. The Audit Committee held one meeting during the fiscal year ended December 31, 1998.

     The Company has no nominating committee. The entire board acts as the nominating committee.

     The Company has no executive compensation committee. The entire board acts in that capacity. Mr. Clarkson does not vote on his salary and other compensation.

     Each of the directors attended, either in person or by telephone, each meeting scheduled during the time he has served as a director.


                      EXECUTIVE COMPENSATION

     The Company did not pay any individual cash compensation in excess of $100,000 for services provided during the fiscal year. The following table sets forth compensation paid or accrued to the chief executive officer during each of the three fiscal years ended December 31, 1998.

                   Summary Compensation Table
Name and                                                          Other
Principal Position            Year      Salary         Bonus      Compensation

Gary D. Clarkson
President and
Chairman of the Board         1998      $69,982          -0-      $2,321(2)

Ronald R. Jones(1)
Former President and
Chairman of the Board         1998      $ 4,194          -0-      $3,571(2)
                              1997       72,696          -0-         -0-
                              1996       72,696          -0-       2,022(2)

(1)  Mr. Jones died on January 1, 1998.
(2)  Fee paid by Company for the personal guarantee of the SBA loan.

     The Company has no employment contracts currently in force.
The Company has agreements with all employees calling for nondisclosure of trade secrets.

     The Company has group life, disability, and medical insurance plans, a 401(k) pension plan, an Employee Stock
Purchase Plan and an Incentive Stock Option Plan.

Compensation of Directors

     During the year ended December 31, 1998, Directors received no compensation for attending meetings.

Employee Pension Plan

     The Company sponsors the CRL, INC. 401(K) PROFIT SHARING PLAN (the "Plan") for the benefit of all employees meeting certain eligibility requirements. Under the Plan, participants are permitted to make pre-tax contributions to their plan accounts. The Company will match 50% of a participant's contributions up to a maximum Company matching contribution of 3% of a participant's annual compensation. Total annual contributions to a participant's account may not exceed 25% of annual compensation. In addition, the Company, at its sole discretion, may make an annual profit sharing contribution to the Plan out of its current or accumulated profits. The annual contribution, if any, is allocated to participants based upon each participant's annual compensation. The Company has not made an annual contribution and currently has no plans to do so.

Stock Purchase Plan

The Company has an employee stock purchase plan which is offered to substantially all employees, including officers. Employees may purchase the Company's common stock through payroll deductions not exceeding $50 per week and shares are purchased at the market price, by a nonaffiliated dealer on the open market. During 1998, one employee participated in the Stock Purchase Plan.

Stock Options

No options were granted to officers or directors for the Company during 1998.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT

A. Security Ownership of Certain Beneficial Owners

As of February 26, 1999, the following persons were known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock:

                                                  Amount and
                         Name and Address of      Nature of         Percent of
Title of Class           Beneficial Owner         Beneficial Owner  Class(1)

$.10 par value common    Gary D. Clarkson               121,312        30%
                              of
                     Circuit Research Labs, Inc.
                       2522 West Geneva Drive
                        Tempe, Arizona 85282

(1)  On the basis of 410,182 shares outstanding on February 26, 1999.


B. Security Ownership of Management

The stock ownership by directors and officers of the Company as of February 26, 1999 is set forth below. Each person named exercises sole voting power over all shares beneficially owned.

                                                  Amount and
                         Name and                 Nature of
                         Address of               Beneficial     Percent
Title of Class           Beneficial Owner         Owner          of Class(4)

$.10 par value common    Gary D. Clarkson          121,312         29.0%
$.10 par value common    Erle M. Constable           2,500(1)        * %
$.10 par value common    Carl E. Matthusen           1,250(2)        * %
$.10 par value common    Dennis L. Drew              5,000(3)        * %
                           All of
                     Circuit Research Labs, Inc.
                     2522 West Geneva Drive
                     Tempe, Arizona 85282

Officer and directors as a group (4 persons)       130,062         31.1%

(1) 938 shares owned; 1,562 shares under exercisable options. Held as community property with Eugenia Constable.
(2)  No shares owned; 1,250 shares under exercisable options.
(3)  No shares owned; 5,000 shares under exercisable options.
(4) Percentage is calculated on the basis that all director and officer shares under stock options presently exercisable are deemed outstanding, a total of 417,994 shares.
 *   Less than 1%.


                          OTHER MATTERS

Management knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                        THE BOARD OF DIRECTORS

Dated:    April 26, 1999

                   CIRCUIT RESEARCH LABS, INC.
          2522 W. GENEVA DRIVE    TEMPE, ARIZONA 85282
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of CIRCUIT RESEARCH LABS, INC. hereby appoints each of Gary Clarkson and Dennis Drew as proxy, with power of substitution and authorizes each of them to represent, vote and act on behalf of such shareholder at the Annual Meeting of Shareholders to be held May 11, 1999, or any adjournment thereof.

1.   Election of directors.
      FOR ALL nominees listed below                     WITHHOLD AUTHORITY
      (except as marked to the contrary below           to vote for all
                                                        nominees listed below
     (INSTRUCTION:  To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

         GARY D. CLARKSON         ERLE M. CONSTABLE         CARL E. MATTHUSEN

2. Proposal to dissolve Circuit Research Labs, Inc. pursuant to applicable law, provided that the Board of Directors may revoke dissolution without further shareholder action.

     ______  Approve          ______ Disapprove       ______ Abstain

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK,  SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND
RETURN IT IN THE ENCLOSED ENVELOPE.